Exhibit 99.1

ENERFLEX LTD.

SHARE UNIT PLAN

ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to provide certain officers and other Employees and Independent Directors of Enerflex Ltd. (the “Corporation”) and its Related Entities with the opportunity to acquire share-based awards of the Corporation in order to enable them to participate in the long-term success of the Corporation and to promote a greater alignment of their interests with the interests of the Corporation’s shareholders.

1.2	Scope of Awards

Under this Plan, the Corporation may grant:

(a)	RSUs, which represent time-based awards that vest in accordance with service-related conditions; and

(b)	PSUs, which represent performance-based awards that vest in accordance with achievement of performance measures and objectives established by the Committee.

ARTICLE 2

INTERPRETATION

2.1	Definitions

For purposes of the Plan:

(a)

“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with the number of Share Units awarded to each Participant in accordance with the terms of the Plan.

(b)	“Applicable Withholding Amounts” is defined in Section 4.7(c).

(c)

“Approved Leave of Absence” means a leave of absence, paid or unpaid, from full time employment with the Corporation or Related Entity that is either: (i) provided for in the policies, plans or regulations of the Corporation or the Related Entity (including, without limitation, parental leaves and disability leaves) and approved by management; (ii) otherwise approved by management of the Corporation or the Related Entity; or (iii) provided for in applicable laws and regulations as a matter of legal entitlement for the Employee in question.

(d)	“Award” means a grant of Share Units under the Plan, which may consist of RSUs or PSUs, as specified in the applicable Award Notice.

(e)	“Award Date” means a date on which an Award is granted to a Participant in accordance with Section 4.1.

(f)

“Award Notice” means a notice evidencing an Award and containing such other terms and conditions relating to such Award of Share Units as the Committee may prescribe. Each Award Notice shall be subject to the terms and conditions of the Plan.

(g)

“Blackout Period” means any period during which trading in Common Shares is prohibited or restricted by certain Persons, whether (i) a quarterly trading blackout period or other Blackout Period established under the terms of an Insider Trading Policy, (ii) by virtue of a Participant having knowledge of any undisclosed material fact or material change which significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Corporation’s securities, or otherwise by operation of law, or (iii) otherwise designated as such by the Corporation in its discretion.

(h)	“Board” means the board of directors of the Corporation.

(i)	“Business Day” means any day other than a Saturday or Sunday on which the TSX is open for trading.

(j)	“Cash Equivalent” means the amount of money equal to the Fair Market Value multiplied by the number of Vested Share Units in the Participant’s Account, net of any applicable taxes.

(k)

“Cause” means “Just Cause” as defined in a Participant’s employment agreement with the Corporation or any Related Entity, or if such term is not defined or if the Participant has not entered into an employment agreement with the Corporation or a Related Entity, then as such term is defined by applicable law, and shall include, without limitation, the occurrence of one of the following events with respect to the Employee: (i) has materially breached any of his or her duties and obligations under the Corporation’s policies or code of conduct as may be adopted by the Board from time to time, or any written agreement between the Corporation and/or a Related Entity on the one hand and the Participant on the other hand, resulting in adverse consequences to the Corporation or any Related Entity, as determined in the discretion of the Corporation or Related Entity, as applicable; (ii) has misappropriated funds or property of the Corporation or any Related Entity or made any material misrepresentation in connection with the Participant’s employment with the Corporation or any Related Entity; (iii) is convicted of a felony or crime involving moral turpitude, or pleads guilty or nolo contendere to a felony or crime involving moral turpitude; or (iv) has engaged in gross misconduct or fraud that is, as determined in the discretion of the Corporation, adverse to the interests of the Corporation or any Related Entity.

(l)	“CBCA” means the Canada Business Corporations Act, as such statute is amended, re-enacted or replaced from time to time.

(m)

“Committee” means the Human Resources and Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan, provided, however, that if no Human Resources and Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references in the Plan to “Committee” shall, at such time, be in reference to the Board.

(n)

“Common Shares” means the common shares in the capital of the Corporation as presently constituted or, in the event of an adjustment contemplated by Section 4.13, such other number or type of securities as the Committee may determine.

(o)	“Control Change” means the occurrence of any of:

(i)

the purchase or acquisition of shares of the Corporation and/or securities (“Convertible Securities”) convertible into or exchangeable for shares of the Corporation or carrying the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the CBCA with any such person, group of persons or any of such persons acting jointly or in concert (excluding, for this purpose, any employee benefit or other plan of the Corporation) (collectively, the “Holders”) beneficially own or exercise control or direction over shares of the Corporation and/or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned by the Holders, the Holders would beneficially own shares which would entitle the holders thereof to cast more than 35% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation;

(ii)

Incumbent Directors, including any successor to an Incumbent Director who was elected or appointed by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, ceasing to constitute a majority of the Board;

(iii)

approval by the shareholders of the Corporation of an amalgamation, arrangement, merger or other consolidation of the Corporation with another corporation pursuant to which the shareholders of the Corporation immediately prior thereto do not immediately thereafter own shares of the successor or continuing corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; or

(iv)

a liquidation, dissolution or winding up of the Corporation or a sale, lease or other disposition of all or substantially all the assets of the Corporation other than a sale, lease or other disposition to a subsidiary of the Corporation or which does not result in a change in the ultimate shareholders of the Corporation or such subsidiary.

Notwithstanding the foregoing, to the extent an Award granted to a Participant who is a U.S. Taxpayer is subject to Section 409A, no acceleration of payment shall occur upon a Control Change unless such event constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5). If a Control Change does not satisfy §1.409A-3(i)(5), payment timing for U.S. Taxpayers shall remain as otherwise provided under the Plan. See Schedule A for a Section 409A compliant definition.

(p)	“Control Change Period” means the period commencing on the date of occurrence of a Control Change and ending on the third anniversary of that date.

(q)	“Corporation” means Enerflex Ltd. and its successors and assigns.

(r)	“Eligible Person” means a Person entitled to participate in the Plan in accordance with Section 3.2.

(s)	“Employee” means an officer or employee of the Corporation or a Related Entity, or such Person as may be so designated by the Committee.

(t)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(u)

“Fair Market Value” means, at any date, the volume weighted average price per share at which the Common Shares have traded on the Stock Exchange on which a majority of Common Shares are traded during the last five trading days prior to that date on which at least a board lot of Common Shares has so traded or, if the Common Shares are not then listed and posted for trading on any Stock Exchange, the fair market value per Common Share as determined by the Board in its discretion; and for such purposes, the volume weighted average price per share at which the Common Shares have traded on the TSX, NYSE, or on any other Stock Exchange shall be calculated by dividing (i) the aggregate sale price for all the Common Shares traded on such Stock Exchange during the relevant five trading days by (ii) the aggregate number of Common Shares traded on such Stock Exchange during the relevant five trading days. If applicable, the Committee shall determine Fair Market Value in a manner that satisfies the requirements of Code Section 409A.

(v)

“Final Payment Date” means the last date upon which a Participant shall receive a Payment Amount in respect of a Vested Share Unit, which date shall not be later than the 10th Business Day immediately preceding the last Business Day of the third calendar year following the end of the calendar year in respect of which the Participant’s services giving rise to the Award were rendered.

(w)

“Incumbent Director” means any member of the Board who was a member of the Board immediately prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Control Change.

(x)

“Independent Director” means a director of the Corporation who is independent within the meaning of National Instrument 52-110 – Audit Committees, and with respect to Awards issued to a U.S. Employee, a director who is a “non-employee director” within the meaning of Rule 16b-3.

(y)

“Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes associates and affiliates (as such terms are defined in the TSX Company Manual) of such reporting insider or, for a U.S. Employee, a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)	“Insider Trading Policy” means any written insider trading policy of the Corporation, as in effect from time to time.

(aa)	“NYSE” means the New York Stock Exchange.

(bb)	“Participant” means an Eligible Person who has been awarded Share Units under the Plan or to whom Share Units have been transferred in accordance with the Plan.

(cc)

“Payment Amount” means the payment in respect of Vested Share Units to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) any of (i) Common Shares credited to the Participant’s Account issued from treasury of the Corporation; (ii) the Cash Equivalent; or (iii) any combination of (i) or (ii), as determined by the Committee in its sole discretion.

(dd)

“Performance Period” means the period determined by the Committee at the time any PSU is granted or at any time thereafter over which any performance criteria and any other conditions specified by the Committee with respect to such PSU are to be measured and by which the vesting of the PSU is determined.

(ee)

“Permanently Disabled” unless the applicable Award Notice states otherwise, shall have the meaning contained in the Corporation’s applicable long-term disability plan, or if no such plan exists or the Participant is not eligible to participate in such plan, means that the Participant becomes physically or mentally incapacitated or disabled so that he or she is unable to perform substantially the same services they performed prior to incurring such incapacity or disability. The Corporation, at its option and expense is entitled to retain a physician to confirm the existence of such incapacity or disability, and the determination of such physician is to be binding upon the Corporation and the Participant.

(ff)

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

(gg)	“Plan” means this Share Unit Plan as amended, restated, supplemented or otherwise modified from time to time.

(hh)	“PSU” means a performance share unit of the Corporation.

(ii)

“Related Entity” means a Person that is controlled by the Corporation or that is controlled by the same person that controls the Corporation. For purposes of the Exchange Act, Related Entity means a person that is an “affiliate” of the Corporation, as such term is defined in Rule 12b-2 of the Exchange Act.

(jj)	“Retire” or “Retirement” means a normal or early retirement approved by the Board in accordance with the retirement policies or plans of the Corporation, as may be amended from time to time.

(kk)	“RSU” means a restricted share unit of the Corporation.

(ll)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986 and the authority and guidance issued thereunder.

(mm)

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more full-time employees, directors, officers, Insiders, or consultants of the Corporation or a Related Entity, including security based compensation arrangements (or equivalent) under the rules of a Stock Exchange, a Common Share issued to a full-time employee, director, officer, Insider, or consultant, the subscription consideration for which is financially assisted by the Corporation or a Related Entity by way of a loan, guarantee or otherwise.

(nn)	“Share Unit” means an RSU or PSU, representing a unit equivalent in value to a Common Share, credited by means of a bookkeeping entry on the books of the Corporation in accordance with Article 4.

(oo)	“Stock Exchange” means any stock exchange on which the Common Shares are then listed or posted for trading, and as of the effective date of the Plan means the TSX and the NYSE.

(pp)	“Termination Date” means:

(i)	in the case of a Participant who dies, the date of death; and

(ii)

in all other cases, the date designated by the Corporation or a Related Entity in written notice to a Participant, or the date designated by the Participant in written notice to the Corporation or a Related Entity, as the day on which that Participant’s employment with the Corporation or the Related Entity (as the case may be) ceases for any reason whatsoever. The Termination Date will be determined without regard to any applicable notice of termination, severance or termination pay, compensation or indemnity in lieu of notice, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner).

For U.S. Taxpayers, “Termination Date” shall mean the date of Separation from Service as defined in Schedule A.

(qq)	“TSX” means the Toronto Stock Exchange.

(rr)

“U.S. Taxpayer” is defined in Schedule A. Any Award awarded or credited to, or amounts paid to, a U.S. Taxpayer under the terms of this Plan will be determined based on the Fair Market Value on the NYSE; and the Award will be granted in U.S. dollars.

(ss)

“Valuation Date” means, in respect of PSUs, the last Business Day in the Performance Period and, in respect of RSUs, the applicable date of vesting of RSUs as specified pursuant to this Plan or applicable Award Notice.

(tt)	“Vested Share Units” means, for any Award, the number of Share Units that have vested in accordance with Sections 4.5 and 4.6.

(uu)	“Vesting Percentage” is defined in Section 4.6(b).

2.2	Certain Rules of Interpretation

(a)

Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be, subject to the terms of the Plan and the Stock Exchange rules.

(b)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(e)

A Person (First Person) is considered to “Control” another Person (Second Person) if the First Person, directly or indirectly, has the power to direct the management and policies of the Second Person by virtue of:

(i)	ownership of or direction over voting securities in the Second Person;

(ii)	a written agreement or indenture;

(iii)	being the general partner or Controlling the general partner of the Second Person; or

(iv)	being a trustee of the Second Person.

For purposes of the Exchange Act, “Control” has the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

ARTICLE 3

ADMINISTRATION

3.1	Administration of the Plan

(a)

Subject to the terms of this Plan, including Sections 3.1(b) and 3.1(c), this Plan will be administered by the Committee and the Committee has sole and complete authority, subject to Stock Exchange rules, in its discretion, to:

(i)	construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Notice, and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)	exercise rights reserved to the Corporation under the Plan;

(iii)

select Employees and Independent Directors who may receive Awards under the Plan and become Participants, provided that, subject to Section 3.2, Independent Directors shall only receive Awards of RSUs;

(iv)	establish vesting schedules and conditions, Performance Periods, performance measures and objectives, and any other terms applicable to Awards;

(v)	prescribe forms for notices to be prescribed by the Corporation under the Plan; and

(vi)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Committee’s determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Participants and all other Persons. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Notices.

(b)

To the extent permitted by applicable law, the Committee may, from time to time, delegate to any specified officer of the Corporation all or any of the powers of the Committee under the Plan. In such event, the specified officer will exercise the powers delegated to it by the Committee in the manner and on the terms authorized by the Committee. Any such allocation or delegation may be revoked by the Committee at any time. Any decision made or action taken by the Committee or the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Corporation, any custodian appointed in respect of the Plan, the Participants and all other Persons.

(c)

Notwithstanding Sections 3.1(a) and 3.1(b), oversight and ultimate responsibility for the Plan resides with the Board. At any time and from time to time, the Board may, in its discretion, take any action or make any decision which is otherwise delegated to the Committee pursuant to Section 3.1(a). Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of Independent Directors. Notwithstanding any other provision of the Plan to the contrary, any action or determination specifically affecting or relating to an Award granted to an Independent Director shall be taken, or approved or ratified, by the independent members of the Board or the Committee of the Board.

3.2	Eligibility

All Employees of the Corporation and of any Related Entity are eligible to participate in the Plan. Independent Directors are eligible to receive RSUs only, unless otherwise expressly authorized by the Board. The Committee shall have sole and absolute discretion to determine: (a) which Eligible Persons shall receive Awards under the Plan; (b) the type of Award to be granted (RSUs, PSUs, or a combination thereof); (c) the number of Share Units to be credited under each Award; and (d) the terms and conditions applicable to each Award, subject to the provisions of the Plan. Eligibility to participate in the Plan does not confer upon any Person a right to receive an Award pursuant to the Plan.

3.3	Consistency With Other Agreements

Notwithstanding the general terms and conditions of the Plan and any Award Notice, the terms and conditions of any Award granted under this Plan shall, to the greatest extent possible, be made consistent with the terms and conditions of any written agreement between the Corporation and/or a Related Entity on the one hand and the Participant on the other hand, in so far as such agreement provides for the treatment of share incentives. In the event of any conflict between any such written agreement and this Plan or any Award Notice, this Plan shall govern.

3.4	Taxes

Each Participant shall be solely responsible for personal income tax payable on all amounts received by the Participant in respect of Vested Share Units under the Plan, although the Corporation is authorized to deduct Applicable Withholding Amounts from the payment of such amounts.

3.5	Shares Reserved for Issuance Under the Plan

(a)

The maximum number of Common Shares reserved for issuance, in the aggregate, under this Plan is four percent (4%) of the Common Shares as may be issued and outstanding from time to time (together with those Common Shares issuable pursuant to any other Share Compensation Arrangements of the Corporation) (“Total Share Reserve”). The number of Common Shares subject to an Award which has been settled in cash or Common Shares will again be available for issuance under the Plan. To the extent that an Award Notice provides that the Award shall be settled exclusively in cash, no Common Shares shall be counted against the Total Share Reserve. If the Award Notice does not provide for settlement to be exclusively in cash, the Total Share Reserve shall be reduced by the number of Common Shares subject to the settled portion of such Award.

(b)

No Award that can be settled in Common Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Common Shares underlying Awards made under this Plan to exceed the Total Share Reserve. For greater certainty, Section 3.5(a) shall not limit the Corporation’s ability to issue Awards that are payable other than in Common Shares issued by the Corporation. Common Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(c)

The Corporation shall, at all times during the term of this Plan, ensure that the number of Common Shares it is authorized to issue is sufficient to satisfy the requirement of this Plan and any other Share Compensation Arrangements of the Corporation; provided that awards will no longer be granted under any legacy Share Compensation Arrangements of the Corporation.

(d)

If (i) an outstanding Award (or portion thereof) under this Plan expires or is forfeited, surrendered, cancelled, redeemed, or otherwise terminated for any reason without having been settled in full, or settled or redeemed for cash; or (ii) if Common Shares acquired pursuant to an Award subject to forfeiture, cancelled, disgorgement or clawback are forfeited, cancelled, disgorged or clawed-back, (excluding Common Shares forfeited or cancelled for the purpose of satisfying any tax withholding obligation), the Common Shares covered by such Award, if any, will again be available for issuance under the Plan. Common Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(e)

For the purposes of Section 3.5(a), in the event that the Corporation cancels or purchases to cancel any of its issued and outstanding Common Shares and, as a result of such cancellation or purchase, the Common Shares issuable under the Plan exceed the maximum number of Common Shares set out in Section 3.5(a), no approval of the shareholders of the Corporation shall be required for the issuance of Common Shares on the settlement of any Awards which were granted prior to such cancellation or purchase.

(f)

Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Corporation or with which the Corporation combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve.

3.6	Limits with Respect to Insiders

(a)

The maximum number of Common Shares issuable by the Corporation to Participants who are Insiders, at any time, under this Plan and any other proposed or established Share Compensation Arrangement of the Corporation, shall not exceed four percent (4%) of the Common Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(b)

The maximum number of Common Shares issued by the Corporation to Participants who are Insiders, within any one-year period, under this Plan, and any other proposed or established Share Compensation Arrangement of the Corporation, shall not exceed four percent (4%) of the Common Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(c)

The maximum aggregate number of Common Shares that may be to subject Awards granted in any calendar year to any one director of the Corporation shall not exceed a total value of $150,000 (calculating the value of any Award based on the grant date Fair Market Value for financial reporting purposes).

3.7	Compliance with Shares Reserved and Insider Participation Limits

(a)

For the purposes of monitoring compliance with the limitations set forth in Section 3.5 and Section 3.6, (i) a Vesting Percentage of 100% will be assumed for any PSUs; and (ii) it will be assumed that all granted PSUs and RSUs will be settled by the issuance of Common Shares from treasury notwithstanding the Corporation’s right to settle PSUs and RSUs for the Cash Equivalent.

(b)

Notwithstanding any other provision, the Corporation shall not be required to issue Common Shares upon settlement of any Award to the extent such issuance would (i) exceed the maximum number of Common Shares then available for issuance under the Plan and all other Share Compensation Arrangements of the Corporation, or (ii) contravene TSX insider participation limits or other applicable law. Any portion not so settled in Common Shares shall be settled for the Cash Equivalent.

3.8	Award Conditions

(a)

The Corporation may require, as a condition to the delivery of Common Shares under an Award, such representations or agreements with the applicable Participant as counsel for the Corporation may consider appropriate to avoid violation of applicable securities laws. Any Common Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or delivery of share certificates. In the event that the Committee determines that share certificates will be issued to Participants under the Plan, the Committee may, on advice of counsel, require that certificates evidencing Common Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Common Shares, and the Corporation may hold the share certificates pending lapse of the applicable restrictions.

ARTICLE 4

AWARDS

4.1	Awards, General

(a)

Subject to the provisions of the Plan and such other terms and conditions as the Committee or the Board may prescribe, the Committee may, from time to time, award Share Units to any Eligible Person by crediting such Share Units to an Account maintained in the name of the Participant. Each award of Share Units shall be made as a bonus for services rendered by the Participant in the year of service specified in the applicable Award Notice. The number of Share Units to be credited to each Participant’s Account shall be determined by dividing: (a) the dollar amount of the bonus compensation that the Committee or the Board, in its discretion, determines to be paid to the Participant as Share Units, by (b) the relevant Fair Market Value per Common Share on the Award Date. Any fractional Share Units resulting from such calculation shall be rounded down to the nearest whole number with no consideration payable in respect of any fraction of a Share Unit.

(b)

Share Units awarded under this Plan are not intended to constitute a part of a Participant’s regular employment compensation. To the maximum extent permissible under applicable law, no value will be attributed to any unvested Share Units awarded under this Plan, or any potential award of Share Units under this Plan, as part of any calculation of a Participant’s notice of termination, severance or termination pay, or compensation or indemnity in lieu of notice, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner).

(c)

The Plan provides for two types of Awards: (a) Restricted Share Units (RSUs), which vest based on continued service or other time-based conditions; and (b) Performance Share Units (PSUs), which vest based on certain performance criteria as determined by the Committee. Each PSU and RSU, upon vesting, entitles the Participant to receive, (1) a fully paid up Common Share issued by the Corporation, (2) the Cash Equivalent, or (3) a combination thereof, as the case may be, all pursuant and subject to such restrictions and conditions as the Committee may determine at the time of grant.

(d)

Subject to the provisions herein set forth and any shareholder, regulatory or Stock Exchange approval which may be required, the Committee shall, from time to time, in its sole discretion, determine the relevant conditions and vesting provisions of Share Units (including any performance criteria for vesting in the case of PSUs), subject to the terms and conditions prescribed in this Plan and in the applicable Awards Notice.

4.2	Award Notice

All Awards under Section 4.1 of this Plan will be evidenced by Award Notices. Such Award Notices will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee or the Board may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Notice to each Participant.

4.3	Credits for Dividends

A Participant’s Account shall be credited with additional Share Units as of each date on which any cash dividends are paid on Common Shares (if any), in respect of Share Units held in the Account as of the applicable dividend record date. Such additional Share Units shall be awarded as a bonus for services rendered by the Participant in the year any such cash dividends are paid. The number of additional Share Units to be credited to a Participant’s Account shall be computed by dividing: (a) the dividends that would have been paid to such Participant if each Share Unit in the Participant’s Account on the relevant dividend record date had been one Common Share, by (b) the relevant Fair Market Value of the Common Shares determined as of the date of payment of such dividend. Any fractional Share Units resulting from such calculation shall be rounded down to the nearest whole number with no consideration payable in respect of any fraction of a Share Unit. Any such additional Share Units credited to the Participant’s Account shall vest in proportion to and shall be paid under Sections 4.5 and 4.6 in the same manner as the Share Units to which they relate; provided that such additional Share Units shall be subject to any performance conditions that apply to any underlying Award of PSUs to which they relate. Notwithstanding anything in this Section to the contrary, no such cash dividends shall be paid on any portion of any Award under the Plan that is not vested, or, in the event that payment or settlement of an Award is contingent on achievement of performance criteria, for which the performance criteria have not been achieved. As a result, the foregoing does not oblige the Corporation to pay dividends on Common Shares and nothing in this Plan shall be interpreted as creating such an obligation.

4.4	Reporting of Share Units

Statements of Share Unit accounts will be provided to Participants on an annual basis or made available on an ongoing basis by any Plan administrator.

4.5	Vesting of RSUs

Unless otherwise specified by the Committee on the Award Date, and reflected in the Award Notice, and except as otherwise provided in this Plan, each Award of RSUs will vest on the dates (each a “Vesting Date”) as follows (a) one-third (33 1⁄3%) on the first anniversary of the Award Date; (b) one-third (33 1⁄3%) on the second anniversary of the Award Date; and (c) one-third (33 1⁄3%) on the third anniversary of the Award Date, provided, however, that any payments and/or settlements shall occur no later than the Final Payment Date.

4.6	Vesting of PSUs

(a)

With respect to each Award of PSUs, the Committee or Board may, in its discretion, at any time after the Award Date and prior to the payment of the Award, make adjustments to the performance measures and objectives and their weightings where a relevant indicator of performance no longer exists, has materially changed or is no longer relevant to the Corporation’s business or to take into consideration other significant external challenges and opportunities.

(b)

Within sixty (60) days following the completion of a Performance Period applicable to an Award of PSUs (and in any event, prior to the Final Payment Date), the Committee or Board shall assess the performance in light of the measures identified and the objectives set for such Performance Period. The Committee or Board shall then determine the percentage, not to exceed two hundred percent (200%), of performance achieved during the Performance Period (the “Vesting Percentage”) applicable to the Awards. In making its determination, the Committee or Board may set the Vesting Percentage at a higher percentage (not to exceed two hundred percent (200%)) than would have resulted based solely on the performance measures and objectives.

(c)

Upon the Committee determining the Vesting Percentage in respect of an Award of PSUs, a Participant who was still in the active employment of the Corporation or Related Entity as of the settlement date determined under Section 4.7 shall have a number of those PSUs become “Vested Share Units” calculated by multiplying the number of PSUs credited to the Participant in respect of such Award (including related dividend equivalents) and the Vesting Percentage determined pursuant to Section 4.6(b).

(d)

Where the Vesting Percentage is less than 100%, a number of PSUs shall expire immediately and shall no longer be recorded in the account of the Participant, such number to be calculated in accordance with the following formula:

(100% minus A) * B

where A is equal to the Vesting Percentage and B is equal to the number of PSUs granted to the Participant relating to the Award.

4.7	Award Settlement

(a)

Subject to the other terms of the Plan, all Vested Share Units shall be settled as soon as practicable following the applicable Vesting Date (in the case of RSUs) or determination of the Vesting Percentage (in the case of PSUs), but in all cases no later than the earlier of: (a) thirty (30) days following the applicable Vesting Date (in the case of RSUs) or determination event (in the case of PSUs); and (b) the Final Payment Date. Notwithstanding the foregoing, any Participant who is a U.S. Taxpayer who is entitled to payment under Sections 4.5 or 4.6 must be paid within two and one-half months after the end of the calendar year in which the Vesting Date occurs or Performance Period ends, as applicable, and no later than the end of such calendar year. Subject to Section 4.7(c), Vested Share Units shall be settled for the Payment Amount in accordance with the following:

(i)

in the case of settlement of Share Units for their Cash Equivalent, the Corporation shall deliver a cheque or wire transfer of immediately available funds or any other form of payment deemed acceptable by the Committee to the Participant representing the Cash Equivalent; or

(ii)	in the case of settlement of Share Units for Common Shares, the Corporation shall issue Common Shares to the Participant.

As of the date such payment is made, the Share Units upon which the Payment Amount was based shall be cancelled and no further payments shall be made to the Participant under the Plan in relation to such Share Units.

(b)

No discretionary determination by the Corporation in terms of Section 4.6(a) shall be permitted to be made during any Blackout Period, and any determination so made during any Blackout Period shall be null and void.

(c)

The Corporation shall deduct from the Payment Amount of Common Shares (including, in the case of settlement of Share Units for Common Shares, the Corporation may cause a sale of Common Shares on behalf of a Participant and deduct from such sale proceeds), and may deduct from other amounts payable to a Participant, an amount equivalent to the amount of taxes and other amounts as the Corporation may be required by law to withhold, as the Corporation determines (the “Applicable Withholding Amounts”).

4.8	Resignation or Termination

(a)	Notwithstanding Sections 4.5, 4.6, and 4.7 and subject to any express resolution passed by the Committee or Board and Section 4.8(b), if:

(i)

a Participant’s employment or service as an Employee of the Corporation or a Related Entity is terminated whether by lawful termination or unlawful termination, with or without notice, including constructive dismissal;

(ii)	a Participant resigns from employment with the Corporation or a Related Entity (except in the circumstances contemplated in Section 4.9); or

(iii)	a Participant Retires,

then any Share Units credited to the Participant under the Plan that have not yet vested on or before the Termination Date are forfeited and cancelled effective on the Termination Date and shall terminate without payment and shall be of no further force or effect from and after the Termination Date. For greater clarity, the Termination Date will be determined as set forth in Section 2.1(pp) without regard to any notice period applicable in any notice of termination, severance or termination pay, compensation or indemnity in lieu of notice, later determinations regarding wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner). The Payment Amount in respect of the Participant’s Vested Share Units shall be within sixty (60) days after the Termination Date and, in any event, no later than the Final Payment Date.

(b)

Notwithstanding Section 4.8(a), in the event a Participant’s employment is terminated without Cause, including by way of constructive dismissal, any unvested Share Units which, but for the Participant’s termination without Cause, would have become Vested Share Units as of the Termination Date shall, for the purposes of Sections 4.5, 4.6, 4.7(a) be deemed to have become Vested Share Units, on a pro rata basis on the Termination Date and the Participant shall be entitled to the Payment Amount in respect of such Vested Share Units in accordance with Sections 4.5, 4.6, and 4.7.

(c)	The pro rata calculation contemplated in Section 4.8(b) shall be based on the number of:

(i)

Unvested PSUs as of the Termination Date multiplied by the performance measure achieved for the Performance Period related to that grant. Where available, the actual performance measure achieved is used for the Performance Period. Where not available, performance of 100%, or such higher percentage (not to exceed 200%) as may be determined by the Committee or Board will be used. This number is further multiplied by the percentage of each grant vested (using calendar days) from the Award Date to the Termination Date and days away from the date the Award would become Vested Share Units.

(ii)

Unvested RSUs scheduled to vest on the next Vesting Date multiplied by the percentage of the current tranche earned (using calendar days) from the last Vesting Date (or Award Date if first tranche) to the Termination Date. This number is calculated as follows: Where available, the actual number of RSUs scheduled to vest on the next Vesting Date is used. This number is further multiplied by the fraction of the current vesting period completed, calculated by dividing the number of calendar days from the last Vesting Date (or Award Date if first tranche) to the Termination Date by the total number of days in the current vesting period (typically 365 or 366). All remaining unvested RSUs beyond the active tranche shall be forfeited and cancelled as of the Termination Date.

(d)

Notwithstanding Section 4.8(a), within thirty (30) days of a termination described in Section 4.8(a)(i) or Section 4.8(a)(iii), the Committee or Board may in its discretion, and subject to the Participant executing a release of claims against the Corporation or any Related Entity under 4.8(a)(i) (in a form acceptable to the Committee) and not, thereafter, revoking such release:

(i)	accelerate the vesting of all or any portion of the Participant’s Share Units and establish a payment date therefor; or

(ii)

determine that such Participant shall continue to be a Participant under the Plan, but only in respect of their existing outstanding Share Units and subject to such terms and conditions (including vesting or timing of settlement of any awards of Share Units) if any, established by the Committee in its discretion.

4.9	Leave of Absence

(a)	Notwithstanding Sections 4.5, 4.6, and 4.7 and subject to any express resolution passed by the Committee or Board, upon a Participant commencing an Approved Leave of Absence:

(i)	any new Awards shall be subject to the Committee or Board’s discretion; and

(ii)	any unvested Share Units shall continue to vest and pay out in accordance with Sections 4.5, 4.6, and 4.7.

(b)

Where a Participant on an Approved Leave of Absence does not resume a position with the Corporation or a Related Entity within 60 days following the end of the Approved Leave of Absence, any Share Units granted to such Participant under the Plan which have not yet vested by the end of such 60 day period shall terminate without payment and shall be of no further force or effect from and after that date.

(c)

Notwithstanding Sections 4.9(a) and 4.9(b), and subject to any express resolution passed by the Committee or Board, for any Participant who is on an Approved Leave of Absence as a result of disability and is determined to be Permanently Disabled, all unvested Share Units will immediately vest. For RSUs, the Payment Amount shall equal the number of vested RSUs multiplied by the Fair Market Value as of the Permanent Disability date. For PSUs, the Payment Amount shall equal the number of PSUs multiplied by the Vesting Percentage determined based on actual performance where available, or 100% if not available (or such higher percentage not to exceed 200% as determined by the Committee), and then multiplied by the Fair Market Value as of the Permanent Disability date. The Payment Amount in respect of the Participant’s vested PSUs shall be the earlier of (i) within sixty (60) days after the Permanent Disability date, and (ii) the Final Payment Date.

(d)

In the event a Participant takes a leave of absence, other than an Approved Leave of Absence, all Share Units granted to the Participant under the Plan that have not then vested shall terminate and be null and void, subject to the Committee or Board’s sole and absolute discretion to determine otherwise and applicable law.

4.10	Death of Participant

Notwithstanding Sections 4.5, 4.6, and 4.7, upon the death of a Participant, all Share Units granted to the Participant under the Plan which have not, as of the date of the death of the Participant, become Vested Share Units shall immediately become Vested Share Units and, for such purpose, the Vesting Percentage shall be calculated based on the most recently completed fiscal quarters or years since the Award Date. The Valuation Date shall be the last day of the most recently completed fiscal quarter of the Corporation and payment shall be made within sixty (60) days after the death of the Participant, and (ii) no later than the Final Payment Date.

4.11	Control Change

(a)

In the circumstances where the Corporation has entered into an agreement relating to a transaction which, if completed, would result in a Control Change, the Corporation shall give written notice of the proposed transaction to the Participants, together with a description of the effect of such Control Change on outstanding Share Units. Such notice shall be given not less than 10 Business Days prior to the closing of the transaction resulting in the Control Change.

(b)	Notwithstanding anything else in this Plan or any Award Notice, the Committee may, in connection with a Control Change and at its sole discretion and without the consent of any Participant:

(i)

take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding Share Units into or for, rights or other securities of substantially equivalent value (or greater value), as determined by the Committee in its discretion, in any entity participating in or resulting from a Control Change; or

(ii)

accelerate the vesting of any or all outstanding Share Units to provide that such outstanding Share Units shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Control Change, provided that the Committee provide clear rationale for the treatment of Awards in such case. If such acceleration is made, then such Vested Share Units shall be paid on the earlier of (A) the date of the Control Change, (B) the payment date resulting from the determination of the Vesting Percentage (pursuant to 4.6(b), or (C) the Final Payment Date.

4.12	Termination During the Control Change Period

Notwithstanding anything else in this Plan, including Section 4.8, and subject to the terms of a Participant’s employment agreement or Award Notice, as applicable, if, before any Share Units become Vested Share Units, the employment of the Participant with the Corporation or with a Related Entity is terminated by the Corporation or the Related Entity, as the case may be, such that the Participant is no longer an Employee, in circumstances where such termination was for any reason other than death, Retirement, or termination for Cause, and such termination occurs:

(i)	subsequent to a Control Change and during the Control Change Period; or

(ii)	prior to the date on which a Control Change occurs and it is reasonably demonstrated that such termination:

(A)	was at the request of a third party who has taken steps reasonably calculated to effect a Control Change; or

(B)	otherwise arose in connection with or anticipation of a Control Change,

then the unvested part of such Share Units shall vest on the Termination Date at a Vesting Percentage of 100%, or such higher percentage as may be determined by the Committee, and shall be payable as soon as practicable after the Termination Date in accordance with Section 4.7 except that for purposes of such section the Valuation Date shall be the Termination Date.

4.13	Adjustments to Share Units

Subject to any necessary Stock Exchange approval, in the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Corporation or other distribution of the Corporation’s assets to shareholders (other than the payment of dividends in respect of the Common Shares as contemplated by Section 4.3), the Account of each Participant and the Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to preserve, proportionally, the interests of Participants under the Plan.

4.14	Discretion to Permit Vesting

Notwithstanding anything contained in this Article 4, the Committee or Board may, in its discretion, at any time, permit: (a) the vesting of any or all Share Units held by a Participant, and (b) payment of the Payment Amount in respect of such Share Units in the manner and on the terms authorized by the Committee, provided however that: (x) if the affected Share Units are held by a U.S. Taxpayer, then the payment shall be made in such a manner that does not cause the Share Units to fail to comply with Section 409A or an exemption thereto; and (y) the Committee will not, in any case, authorize the payment of a Payment Amount pursuant to this Section 4.14 beyond the Final Payment Date applicable to the particular Award.

ARTICLE 5

GENERAL

5.1	Use of an Administrative Agent and Trustee

The Committee may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Committee in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

5.2	Special Provisions for U.S. Taxpayers

Schedule A is incorporated by reference with respect to U.S. Taxpayers.

5.3	Amendment, Suspension, or Termination of Plan

(a)

Subject to Section 5.3(b) the Committee may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Awards without the consent of the Participants, provided that such suspension, termination, amendment or revision shall:

(i)	not adversely alter or impair the rights or tax treatment of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(ii)

be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, a Stock Exchange or any other regulatory body having authority over the Corporation; and

(iii)

be subject to shareholder approval, where required by law or the requirements of a Stock Exchange, provided that the Committee may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation make the following amendments to this Plan or any granted Awards:

(A)	any amendment to the vesting provision, if applicable, of the Awards;

(B)	any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(C)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(D)

any amendment to the terms and conditions of grants of PSUs or RSUs, including the performance criteria, as applicable, vesting periods, settlement date and other terms and conditions with respect to the Awards;

(E)	any amendment which accelerates the date on which any Award may be exercised or payable, as applicable, under the Plan;

(F)

any amendment to the definition of a Participant under the Plan, it being understood that, as applicable, any amendment aimed at expanding the scope of Persons that may be eligible under the Plan will not be made without obtaining the approval of the shareholders of the Corporation as may be required under the rules of any Stock Exchange on which the Common Shares are listed at the applicable time;

(G)	any amendment necessary to comply with applicable law or the requirements of a Stock Exchange or any other regulatory body;

(H)

any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(I)	any amendment regarding the administration of the Plan;

(J)	any amendment to add a provision permitting the grant of Awards settled otherwise than with fully paid up Common Shares issued by the Corporation or their Cash Equivalent; and

(K)	any other amendment that does not require the approval of the shareholders under Section 5.3(b).

(b)	Notwithstanding Section 5.3(a), the Committee shall be required to obtain shareholder approval to make the following amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable pursuant to the Plan, either as a fixed number or fixed percentage of outstanding capital represented by such Common Shares;

(ii)	any amendment which increases the length of the period after a Blackout Period during which Awards or any rights pursuant thereto may be exercised;

(iii)	any extension of the term of an Award beyond the original expiry date;

(iv)	any amendment which increases the maximum number of Common Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit;

(v)	any amendment which would allow for the transfer or assignment of Awards under the Plan, other than for normal estate settlement purposes; and

(vi)	any amendment to the amendment provisions of the Plan;

provided that Common Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval if required pursuant to the rules of any Stock Exchange.

(c)

The Committee may, by resolution, advance the date on which any Award may be payable or, subject to applicable regulatory provisions, including any rules of a Stock Exchange extend the expiration date of any Award, in the manner to be set forth in such resolution. The Committee shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any PSU or RSU may remain outstanding by any other Participant.

5.4	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any regulations of a duly constituted regulatory authority.

5.5	Participant’s Entitlement

Except as otherwise provided in this Plan, Share Units previously granted under this Plan, whether or not then vested, are not affected by any change in the relationship between, or ownership of, the Corporation and a Related Entity. For greater certainty, all Share Units remain valid in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, a Related Entity ceases to be a Related Entity.

5.6	Reorganization of the Corporation

The existence of any Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.7	Assignment

Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation.

5.8	Share Units Non-Transferable

Share Units are non-transferable and non-assignable. Certificates representing Share Units will not be issued by the Corporation.

5.9	Participation is Voluntary; No Additional Rights

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Corporation to ensure the continued employment or service of such Participant. Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation, whether upon termination of the Participant’s employment or otherwise. The Corporation does not assume responsibility for the personal income tax liability or other tax consequences for the Participants, and they are advised to consult with their own tax advisors.

5.10	Securities Law Compliance

(a)

The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and the Corporation’s obligation to deliver Common Shares in respect of any Awards, shall be subject to all applicable federal, provincial, territorial, state and foreign laws, rules and regulations, the rules and regulations of a Stock Exchange, the Exchange Act, and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. If the Corporation is unable to obtain from any such regulatory commission or agency the authority which counsel for the Corporation deems necessary for the lawful issuance and sale of Share Units under the Plan, the Corporation shall be relieved from any liability for failure to issue and sell Share Units in connection with such Awards unless and until such authority is obtained, and the Corporation shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Common Shares in violation of such laws, rules and regulations, the Exchange Act, or any condition of such approvals.

(b)

No Awards shall be granted, and no Common Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Common Shares under the securities laws of any jurisdiction or the filing of any prospectus for the qualification of same thereunder unless such registration, filing or qualification shall have occurred, or the Corporation has determined, in its sole discretion, to complete such registration, filing or qualification. Any purported grant of any Award or purported issue or sale of Common Shares hereunder in violation of this provision shall be void.

(c)	Common Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(d)

If Common Shares cannot be issued or delivered to a Participant upon the settlement of an Award due to legal or regulatory restrictions, the obligation of the Corporation to issue or deliver such Common Shares shall terminate.

5.11	No Shareholder Rights

Under no circumstances shall Share Units be considered Common Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Common Shares by virtue of the Award of Share Units.

5.12	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded, and the Corporation will not secure its obligations under the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

5.13	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to Participants with respect to the Plan or the Common Shares whatsoever. In seeking the benefits of participation in the Plan, a Participant agrees to accept all risks associated with a decline in the market price of Common Shares.

5.14	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer to the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian in respect of the Plan and any other third parties in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

5.15	Indemnification

Every director of the Corporation and of the Related Entities and any Person acting pursuant to authority delegated by the Board of Committee hereunder will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Person may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Person, otherwise than by the Corporation, for or in respect of any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

5.16	Recoupment

All Share Units are subject to the Corporation’s Incentive Compensation Recovery Policy as in effect from time to time and, in accordance with such policy, Payment Amounts may be required to be repaid to the Corporation by a Participant after they have been paid to the Participant. The action permitted to be taken by the Board under this Section 5.16 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Corporation under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

5.17	Effective Date of the Plan

This Plan becomes effective on a date to be determined by the Board, subject to any required shareholder approval.

5.18	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein, without regard to principles of conflict of laws.

5.19	Approval

Initially adopted by the Board on February 25, 2026.

SCHEDULE “A”

RULES APPLICABLE TO U.S. TAXPAYERS

This Schedule A modifies the terms of the Plan and applies to Participants who are U.S. Taxpayers to the extent their Awards may be subject to taxation in the United States. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

“U.S. Taxpayer” means a Participant whose compensation from the Corporation or any of Related Entity is subject to Section 409A.

Notwithstanding any provision of the Plan to the contrary, for purposes of the Plan, for U.S. Taxpayers, “Termination Date” means the date that such U.S. Taxpayer has a Separation from Service as defined in United States Treasury Regulation Section 1.409A-1(h).

1.	Exemption from Section 409A.

Notwithstanding any provision of the Plan to the contrary, it is intended that Awards granted under the Plan to U.S. Taxpayers be exempt from Section 409A, by reason of the short-term deferral exemption found in Treasury Regulation Section 1.409A-1(b)(4), and all provisions of the Plan shall be construed and interpreted in a manner consistent with this intent, to the extent possible. Each U.S. Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A). However, the Corporation does not warrant that the Plan will be exempt from or comply with Section 409A with respect to any Participant or with respect to any Payment Amount. In no event shall the Corporation nor any director, officer, or employee of the Corporation nor any member of the Committee be liable for (or have any obligation to indemnify or hold harmless any U.S. Taxpayer for) any additional tax, interest, or penalty incurred by a Participant as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

2.	Extension.

Section 4.8(c) shall not be applicable for any U.S. Taxpayer to the extent that it would result in the Award being subject to Section 409A.

3.	Adjustments to Share Units.

Notwithstanding the Plan or any provision of the Award Notice to the contrary, in connection with any adjustment to the Share Units covered by an Award (including under Section 4.11), the adjustment shall be effected in a manner intended to keep the Award exempt from or compliant with Section 409A.

4.	Amendment of Schedule.

The Board shall retain the power and authority to amend or modify this Schedule to the extent the Board in its discretion deems necessary or advisable to comply with Section 409A. Such amendments may be made without the approval of any U.S. Taxpayer.

5.	Non-transferability of Awards.

Notwithstanding any provision of the Plan, except as otherwise set forth in the applicable Award Notice, no PSU or any interest or participation therein may be transferred (other than by will or by the laws of descent and distribution) if such transfer would result in the imposition of penalty taxes under Section 409A.

6.	Distributions to Specified Employees.

In the event a payment provided for under the Plan to a Participant who is a U.S. Taxpayer is (A) determined to be subject to Section 409A, rather than exempt, as intended, (B) such payment is payable as a result of the Participant’s Separation from Service and (C) such Participant is determined to be a Specified Employee, such payment shall be delayed until the date which is 6 months after such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death). Following the foregoing, all such delayed payments shall be made to the Participant (or the Participant’s estate, as the case may be) in a lump sum on or as soon as reasonably practicable following the earliest possible payment date. “Specified Employee” means a U.S. Taxpayer who meets the definition of “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the U.S. Internal Revenue Code of 1986.

7.	Control Change

Notwithstanding any provision of the Plan to the contrary, for purposes of the Plan, for U.S. Taxpayers whose Award (or a feature of an Award) is subject to Section 409A and not otherwise exempt, and payment is accelerated upon a Control Change, payment shall only made upon the occurrence of any of the following events, as defined in Treasury Regulation §1.409A-3(i)(5):

(a)

Change in Ownership: A person or group acquires ownership of stock of the Corporation that, together with stock already held, represents more than 50% of the total fair market value or total voting power of the Corporation.

(b)	Change in Effective Control:

(i)	A person or group acquires ownership of stock of the Corporation possessing 30% or more of the total voting power of the Corporation during a 12-month period; or

(ii)	A majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent Board.

(c)

Change in Ownership of Substantial Assets: A person or group acquires assets from the Corporation having a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the Corporation’s assets immediately prior to such acquisition.

For clarity, these definitions shall be interpreted in accordance with Treasury Regulation §1.409A-3(i)(5) and related guidance. No other event shall constitute a Change in Control for purposes of Section 409A.

8.	Compliance

Notwithstanding any other provision of the Plan or this Schedule A, if a Participant is, in respect of an Award, subject to taxation under both the Income Tax Act (Canada) and Section 409A of the U.S. Internal Revenue Code, the Committee shall have the authority to administer, interpret and, where necessary, modify the terms of such Award (including the timing of vesting, settlement and any related definitions) in order to ensure compliance with the applicable requirements of both Canadian and U.S. tax law, provided that the settlement of the Award occurs no later than the Final Payment Date.